UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  10/17/2007

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE INC
(Exact name of registrant as specified in its charter)

Commission File Number:  0-49629

DE	33-0933072
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

17872 Cartwright Road, Irvine, CA 92614
(Address of principal executive offices, including zip code)

949-399-4500
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.    Termination of a Material Definitive Agreement

On October 17, 2007, the Registrant entered into a Lease Termination Agreement with Cartwright Real Estate Holdings, LLC ("Landlord"), under which the parties agreed that the lease for the Registrant's principal corporate offices, located at 17872 Cartwright Road, Irvine, California, will terminate on August 31, 2008 ("Lease Termination Date"). The lease was scheduled to terminate on August 31, 2009. In consideration of the Landlord's agreement to allow for the early termintaion of the lease and the Landlord's waiver and release of the Registrant's obligation to restore the building to its original condition, on the Lease Termination Date the Registrant will pay the Landlord a lease termination fee of $192,626.85, which amount equals approximately three months of base rent, taxes and insurance under the lease.

The lease termination is subject to the Registrant's execution on or before November 30, 2007 of a new lease for its principal corporate offices.

The Registrant's Chief Executive Officer owns a 37.5% interest in Cartwright Real Estate Holdings, LLC, and The Rasmussen Family Irrevocable Trust, established by the the Registrant's Chairman of the Board, owns a 27.5% interest in Cartwright Real Estate Holdings, LLC.

The terms and provisions of the Lease Termination Agreement were reviewed and unanimously approved by the Registrant's Audit Committee and the Registrant's distinterested directors.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE INC

Date: October 23, 2007	By:	/s/ W. Brian Olson
W. Brian Olson
Chief Financial Officer

Exhibit Index

Exhibit No.	Description
EX-10.1	Lease Termination Agreement